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           Heller International Corporation Names Richard J. Almeida
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                      Chairman and Chief Executive Officer
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     (Chicago, IL -- November 14, 1995) -- Richard J. Almeida, the Chief
Financial Officer of Heller International Corporation, has been named by the firm's Board of Directors as Chairman and Chief Executive Officer. Almeida was also named Chairman and Chief Executive Officer of Heller Financial, Inc. Almeida succeeds Michael S. Blum, who died unexpectedly on October 29. At the same time, Mitchell F. Vernick was named Vice Chairman for both companies. Both appointments were announced by Hajime Maeda, Chairman of Heller's Executive Committee and Managing Director of The Fuji Bank, Limited, Heller's parent company.

     Almeida, 53, joined Heller as CFO in 1987 and in that role he has helped direct efforts to significantly upgrade the company's financial profile by focusing on improved asset quality, strong liquidity and quality earnings. Almeida also has served as the primary link to the investment community and other outside constituencies as the company continues to work toward establishing a stand-alone credit rating.
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     Working closely with the senior management team, Almeida helped develop a strategic direction for the company that is marked by a more diversified and well-balanced portfolio. Heller's strategy has focused on increasing its financial products and services to accommodate a wider range of middle-market and niche businesses. While still offering cash flow financing and real estate lending, the company has expanded its factoring and working capital solutions, returned to asset-based lending, and added various types of equipment financing and equity investments, among other products.

     "As the company's record performance over the past three years has demonstrated, the Heller management team has certainly succeeded in meeting and exceeding its strategic and operating objectives," said Fuji Bank's Maeda. "Dick Almeida has played a pivotal role in that success. We are confident that under Mr. Almeida's leadership and direction, Heller will achieve continued growth and prosperity."

     "I'm enthusiastic about taking over the Heller team," said Almeida. "We are a company that values teamwork, stability and continuity. Under Mike Blum's leadership, we made great strides over the past five years and I see the company continuing on in that same direction."

     Prior to joining Heller, Almeida spent nearly 20 years with New York-based Citicorp/Citibank, serving in a number of operating, origination and strategic planning positions.
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     Vernick, 40, joined Heller in 1986 and has helped a number of businesses succeed and grow. As head of the Corporate Finance Group, Vernick has established Heller as a leading lender to the middle market. Before joining Heller, he spent six years in a variety of operating, account and analyst positions at Continental Illinois Bank and Citicorp Industrial Credit.

     Heller International Corporation is a wholly owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller International Corporation's primary subsidiary is Heller Financial, Inc., which provides U.S.- based clients with cash flow financing, factoring and working capital loans, equipment financing and leasing, asset-based finance, real estate financing and equity investments. The company also operates in European, Asian and Latin American countries through joint-venture and wholly owned companies. These companies specialize in factoring, asset-based finance, acquisition finance, leasing, vendor finance and trade finance.

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